Exhibit 99.1

WPT ENTERPRISES, INC. ANNOUNCES RESULTS

OF SPECIAL MEETING OF STOCKHOLDERS

Los Angeles, California, November 1, 2009 — WPT Enterprises, Inc. (NASDAQ:WPTE) announced that, at a Special Meeting of Stockholders held on October 30, 2009 (the “Meeting”), stockholders approved the Asset Purchase Agreement (the “Agreement”) dated as of August 24, 2009, by and between WPTE and Peerless Media, Ltd (“Peerless”).

In the final vote count by the independent inspectors of election, 13,996,639 WPTE common shares (approximately 67.93 percent of the outstanding common shares) were represented at the Meeting, in person or by proxy, and the Agreement was approved by 85.28 percent of the shares voted and 57.93 percent of the shares outstanding.

The closing of the transaction is anticipated to occur in the early part of November 2009.

Additionally, on October 29, 2009 WPTE received a written offer from Mandalay Media to merge Mandalay Media with WPTE for the payment of cash and stock in Mandalay Media (the “Mandalay Proposal”).  The board of directors of WPTE reviewed the Mandalay Proposal and concluded that it was not a Superior Proposal (as defined in the Agreement). On October 30, 2009, WPTE received a modified written offer from Mandalay Media (the “Modified Mandalay Proposal”).  On October 31, 2009 the board of directors of WPTE reviewed the Modified Mandalay Proposal and concluded that it was not a Superior Proposal.

About WPTE

WPTE is one of the most recognized names in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile. WPTE has led innovation in the sport of poker since 2002, when it ignited the global poker boom with the creation of the World Poker Tour television show based on a series of high stakes poker tournaments. WPT is now broadcast globally. WPTE also offers a unique online subscription and sweepstakes-based poker club, ClubWPT.com, which operates in 38 states across the U.S.  WPTE also participates in strategic brand license, partnership and sponsorship opportunities.

Safe Harbor for Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by executive officers or directors of the Company) contains statements that are forward-looking, such as the timetable for completing the transaction. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the risk that the asset sale is not closed.  For more information, review the Company’s filings with the SEC.